BioSante Pharmaceuticals, Inc.
FOR IMMEDIATE RELEASE                                                                                       Amex: BPA

BioSante Pharmaceuticals Reports Product Development Highlights
and First Quarter 2006 Financial Results

LINCOLNSHIRE, Illinois - (May 12, 2006) --- BioSante Pharmaceuticals (AMEX: BPA) today reported product development highlights and financial results for the first quarter ended March 31, 2006.

“We were pleased to start the year by submitting our new drug application for Bio-E-Gel®, which we believe, if and when approved, may offer the lowest effective dose of estrogen on the market for the treatment of hot flashes,” said Stephen M. Simes, BioSante’s president and chief executive officer. “Also in the first quarter, positive data from pre-clinical trials with BioVant™, our calcium phosphate nanoparticle technology, demonstrated its effectiveness as an adjuvant for flu vaccines, including bird flu. Looking to the remainder of 2006, we aim to continue our success by initiating Phase III clinical studies of LibiGel® in female sexual dysfunction.”

Product Development Highlights
— BioSante submitted a new drug application (NDA) to the U.S. Food and Drug Administration (FDA) for Bio-E-Gel (transdermal estradiol gel) to treat moderate to severe hot flashes in menopausal women. The NDA includes data from a 12-week pivotal Phase III, randomized, double-blind, placebo controlled study of 484 symptomatic women, as well as data from a transfer study, a sunscreen study, and a pharmacokinetic study. Low, mid, and high doses of Bio-E-Gel were tested. We believe the lowest effective dose was identified and all three dosages showed a significant reduction in the number and severity of hot flashes compared to placebo.

— BioSante announced positive results from three pre-clinical studies, demonstrating that BioVant (calcium phosphate nanoparticle technology, or CaP) may serve as an adjuvant for the development of vaccines for M1 protein, H3N1 and H5N1 (bird flu) flu virus strains. Results of the studies show that BioVant can enhance flu-specific immunity, elicit high titers of bird flu-specific antibodies, and potentially serve as a good adjuvant for an H5N1 vaccine.

— BioSante signed an exclusive option and license agreement with Medical Aesthetics Technology Corporation for the use of CaP technology in the field of aesthetic medicine.

— BioSante was awarded a subcontract by the University of Nebraska-Lincoln valued at $250,000 for the development of recombinant Factor IX formulations using CaP technology for alternate routes of administration. The current subcontract is for the first year of the University’s grant and, if warranted, BioSante can apply to renew the subcontract with a total possible value of $1.25 million over five years.

First Quarter 2006 Financial Overview
BioSante incurred a net loss of approximately $3.2 million or ($0.17) per share for the quarter ended March 31, 2006, compared to a net loss of $2.8 million or ($0.14) per share for the same period in 2005. This increase was due primarily to the impact of BioSante adopting SFAS No. 123(R) “Share-Based Payment” and increases in general and administrative expenses, partially offset by reductions in research and development expense and an increase in licensing and grant revenue.

The Company’s cash, cash equivalents and short-term investments as of March 31, 2006 were approximately $7.1 million, as compared to approximately $9.1 million on December 31, 2005. The Company’s cash burn rate for the first quarter of 2006 was approximately $2 million, slightly lower than the projected burn rate mentioned in BioSante’s announcement regarding its 2005 financial results. We remain confident that our cash balance is sufficient to allow for the initiation of LibiGel Phase III clinical development in 2006.

About BioSante Pharmaceuticals, Inc.
BioSante is developing a pipeline of hormone therapy products to treat both men and women. These hormone therapy products are gel formulations for transdermal administration that deliver bioidentical estradiol and testosterone. BioSante's lead products include Bio-E-Gel (transdermal estradiol gel) for the treatment of women with menopausal symptoms, and LibiGel (transdermal testosterone gel) for the treatment of female sexual dysfunction (FSD). A Bio-E-Gel New Drug Application was submitted to the FDA in the first quarter of 2006. The current market in the U.S. for estrogen and testosterone products is approximately $2.5 billion. The transdermal gel formulations used in the women's gel products are licensed by BioSante from Antares Pharma Inc. BioSante also is developing its calcium phosphate nanotechnology (CaP) for novel vaccines, including avian flu and biodefense vaccines for toxins such as anthrax and ricin, and drug delivery systems. Additional information is available online at: www.biosantepharma.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding BioSante contained in this news release that are not historical in nature, particularly those that utilize terminology such as "may," "will," "should," "likely," "expects," "anticipates," "estimates," "believes,” "plans,” "hopes,” or comparable terminology, are forward-looking statements. Forward-looking statements are based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to BioSante that cause actual results to differ materially from those expressed in such forward-looking statements are the difficulty of developing pharmaceutical products, obtaining regulatory and other approvals and achieving market acceptance, and other factors identified and discussed from time to time in BioSante's filings with the Securities and Exchange Commission, including those factors discussed on pages 22 to 34 in BioSante's most recent Form 10-K, which discussion also is incorporated herein by reference. Additional risk factors include the risk that the FDA will not approve Bio-E-Gel for marketing or that if approved, Bio-E-Gel may not achieve commercial success. All forward-looking statements speak only as of the date of this news release. BioSante undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

For more information, please contact:
Phillip Donenberg, BioSante Pharmaceuticals, Inc.; (847) 478-0500; donenber@biosantepharma.com
Lauren Glaser, The Trout Group LLC; (415) 392-3310; lglaser@troutgroup.com
Daniel Budwick, BMC Communications; (212) 477-9007 ext 14; dbudwick@bmccommunications.com